Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of the Aberdeen Investment Funds:

We consent to the use of our report dated December 29, 2016, with respect to the financial statements of the Aberdeen Investment Funds, comprised of the Aberdeen Select International Equity Fund, Aberdeen Select International Equity Fund II, Aberdeen Total Return Bond Fund, and Aberdeen Global High Income Fund as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the prospectus and in the introduction to and under the headings, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2017